Exhibit 99

RPC, Inc. Reports Second Quarter 2019 Financial Results

ATLANTA, July 24, 2019 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2019. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2019, revenues were $358.5 million, a decrease of 23.4 percent, compared with $467.9 million in the second quarter of 2018. Revenues decreased due primarily to lower pricing, lower activity levels, and an unfavorable materials mix within pressure pumping, which is RPC’s largest service line. Operating profit for the second quarter of 2019 was $8.4 million compared to operating profit of $75.0 million in the same period of the prior year. Net income for the second quarter of 2019 was $6.2 million, or $0.03 diluted earnings per share, compared to net income of $59.9 million, or $0.28 diluted earnings per share, in the second quarter of 2018. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter were $51.2 million, a decrease of 57.0 percent, compared to $119.2 million in the same period of the prior year.1 For the six months ended June 30, 2019, revenues decreased to $693.2 million compared to $904.3 million last year. Net income for the six-month period was $5.4 million, or $0.02 diluted earnings per share, compared to $112.1 million, or $0.52 diluted earnings per share in the same period last year.

Cost of revenues during the second quarter of 2019 was $265.1 million, or 73.9 percent of revenues, compared to $312.1 million, or 66.7 percent of revenues, during the second quarter of 2018. Cost of revenues decreased, consistent with lower activity levels, due to lower materials and supplies expenses, including an unfavorable materials mix within RPC’s pressure pumping service line, as well as lower fuel costs. Cost of revenues as a percentage of revenues increased due to lower revenues, increasingly competitive pricing for our services, and labor cost inefficiencies.

Selling, general and administrative expenses increased slightly to $43.3 million in the second quarter of 2019 compared with $42.5 million in the second quarter of 2018. As a percentage of revenues, these expenses increased to 12.1 percent in the second quarter of 2019 compared with 9.1 percent in the second quarter of 2018. Depreciation and amortization increased to $42.9 million in the second quarter of 2019 compared with $40.1 million in the second quarter of the prior year due to capital expenditures made during the previous four quarters.

[1]	EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Page 2 Second Quarter 2019 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2019 increased by $23.9 million, or 7.1 percent, compared with the first quarter of 2019 due primarily to higher activity levels in pressure pumping. Cost of revenues during the second quarter of 2019 increased by $12.7 million, or 5.0 percent, due primarily to increases in maintenance and repair expenses and fuel costs, which vary with activity levels. As a percentage of revenues, cost of revenues decreased from 75.4 percent in the first quarter of 2019 to 73.9 percent in the second quarter of 2019, due primarily to lower materials and supplies expenses. RPC’s operating profit for the second quarter was $8.4 million, an increase of $10.5 million compared with an operating loss of $2.2 million in the first quarter of 2019. EBITDA for the second quarter of 2019 increased by $10.4 million, or 25.6 percent, compared to the prior quarter.

Management Commentary

“The average U.S. domestic rig count during the second quarter of 2019 was 989, a 4.8 percent decrease compared to the same period in 2018, and a 5.2 percent decrease compared to the first quarter of 2019,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.“The average price of natural gas during the second quarter was $2.57 per Mcf, a 9.8 percent decrease compared to the same period in 2018, and a 12.0 percent decrease compared to the first quarter of 2019. The average price of oil during the second quarter was $59.89 per barrel, a 12.0 percent decrease compared to the same period in 2018, but a 9.7 percent increase compared to the first quarter of 2019.

“Our activity levels improved compared with the first quarter because of seasonal improvement and more consistent customer activity levels, which benefited most of our service lines. However, our results continue to be impacted by intense competition and our customers’ uncertainty regarding their near-term operations. As we begin the third quarter, there are indications that drilling and completion activities will decline during the second half of 2019. As a result, we continue to align our resources with expected activity levels.

“Capital expenditures during the second quarter of 2019 were $70.0 million. In addition, during the second quarter we repurchased 539,643 shares of our common stock on the open market. We finished the second quarter with $47.6 million in cash, a decline of $65.4 million compared with the end of the first quarter. We will continue to manage working capital and capital expenditures closely in this uncertain operating environment,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Page 3 Second Quarter 2019 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 24.9 percent for the quarter compared to the same period of the prior year due to lower pricing and activity levels within most of the service lines which comprise this segment. On a sequential basis, Technical Services revenues increased by 7.6 percent during the second quarter of 2019 compared to the prior quarter due to higher activity levels within all service lines which comprise this segment. Support Services revenues increased by 13.3 percent during the quarter compared to the same period of the prior year due to improved activity levels across all service lines within this segment. On a sequential basis, Support Services revenues were unchanged during the second quarter of 2019 compared to the prior quarter. Technical Services realized an operating profit during the second quarter compared with an operating loss incurred during the fist quarter of 2019 due to higher activity levels. Technical Service’s operating profit during the second quarter of 2019 was significantly lower compared with operating profit during the second quarter of 2018 due to lower pricing and activity levels compared with the prior year. Support Services operating profit improved in the second quarter of 2019 compared to the first quarter of 2019 and the second quarter of the prior year.

(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2019	2019	2018	2019	2018

Revenues:
Technical Services	$338,034	$314,079	$449,852	$652,113	$868,915
Support Services	20,482	20,577	18,074	41,059	35,345
Total revenues	$358,516	$334,656	$467,926	$693,172	$904,260
Operating profit (loss):
Technical Services	$6,850	$(4,457)	$75,624	$2,392	$140,629
Support Services	4,018	3,137	1,193	7,155	288
Corporate expenses	(3,614)	(4,345)	(3,598)	(7,958)	(8,263)
Gain on disposition of assets, net	1,133	3,504	1,810	4,637	3,173
Total operating profit (loss)	$8,387	$(2,161)	$75,029	$6,226	$135,827
Interest expense	(164)	(89)	(113)	(253)	(218)
Interest income	594	800	458	1,394	860
Other (expense) income, net	(53)	445	4,104	392	9,499

Income (Loss) before income taxes	$8,764	$(1,005)	$79,478	$7,759	$145,968

RPC, Inc. will hold a conference call today, July 24, 2019 at 9:00 a.m. ET to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 882-4478 or (323) 794-2591 for international callers, and use conference ID number 7521690. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

Page 4 Second Quarter 2019 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding indications that drilling and completion activities during the second half of 2019 may decline. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 5 Second Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
REVENUES	$358,516	$334,656	$467,926	$693,172	$904,260
COSTS AND EXPENSES:
Cost of revenues	265,088	252,395	312,079	517,483	607,684
Selling, general and administrative expenses	43,293	45,421	42,534	88,714	86,348
Depreciation and amortization	42,881	42,505	40,094	85,386	77,574
(Gain) on disposition of assets, net	(1,133)	(3,504)	(1,810)	(4,637)	(3,173)
Operating profit (loss)	8,387	(2,161)	75,029	6,226	135,827
Interest expense	(164)	(89)	(113)	(253)	(218)
Interest income	594	800	458	1,394	860
Other (expense) income, net	(53)	445	4,104	392	9,499
Income (Loss) before income taxes	8,764	(1,005)	79,478	7,759	145,968
Income tax provision (benefit)	2,593	(266)	19,535	2,327	33,895
NET INCOME (LOSS)	$6,171	$(739)	$59,943	$5,432	$112,073

EARNINGS PER SHARE (1)
Basic	$0.03	$0.00	$0.28	$0.02	$0.52
Diluted	$0.03	$0.00	$0.28	$0.02	$0.52

AVERAGE SHARES OUTSTANDING
Basic	214,908	212,491	215,194	214,974	215,641
Diluted	214,908	212,491	215,194	214,974	215,641

(1)	Earnings per share include adjustments required for allocating earnings attributable to participating securities under the two-class method.

Page 6 Second Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At June 30, (Unaudited)	(In thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$47,642	$94,175
Accounts receivable, net	358,002	376,815
Inventories	118,606	126,504
Income taxes receivable	4,674	21,258
Prepaid expenses	8,154	6,382
Other current assets	3,049	5,924
Total current assets	540,127	631,058
Property, plant and equipment, net	574,858	523,330
Operating lease right-of-use assets	42,727	-
Goodwill	32,150	32,150
Other assets	34,105	32,110
Total assets	$1,223,967	$1,218,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$122,766	$138,971
Accrued payroll and related expenses	22,981	24,061
Accrued insurance expenses	7,350	5,592
Accrued state, local and other taxes	5,834	5,904
Income taxes payable	1,059	7,566
Current portion of operating lease liabilities	12,181	-
Other accrued expenses	213	1,302
Total current liabilities	172,384	183,396
Long-term accrued insurance expenses	14,280	10,816
Long-term pension liabilities	33,675	30,833
Long-term operating lease liabilities	31,624	-
Other long-term liabilities	2,506	3,901
Deferred income taxes	47,823	44,715
Total liabilities	302,292	273,661
Common stock	21,458	21,483
Capital in excess of par value	-	-
Retained earnings	920,917	940,308
Accumulated other comprehensive loss	(20,700)	(16,804)
Total stockholders' equity	921,675	944,987
Total liabilities and stockholders' equity	$1,223,967	$1,218,648

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Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$6,171	$(739)	$59,943	$5,432	$112,073
Add:
Income tax provision (benefit)	2,593	(266)	19,535	2,327	33,895
Interest expense	164	89	113	253	218
Depreciation and amortization	42,881	42,505	40,094	85,386	77,574
Less:
Interest income	594	800	458	1,394	860
EBITDA	$51,215	$40,789	$119,227	$92,004	$222,900